NAME OF REGISTRANT
Franklin Templeton ETF Trust
File No. 811-23124


Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

FRANKLIN LIBERTY U.S. LOW VOLATILITY ETF

CONSENT OF SOLE SHAREHOLDER

September 16, 2016

	The undersigned, being the sole shareholder of Franklin Liberty U.S. Low Volatility ETF (the "Fund"), a series of Franklin Templeton ETF Trust (the "Trust"), hereby consents to and adopts the following resolutions as the action of the sole shareholder of the Fund pursuant to Article V, Section 3 of the Trust's Agreement and
Declaration of Trust, as amended to date, as of the date set forth above:

	RESOLVED, that the form and terms of the Investment Management Agreement between the Trust, on behalf of the Fund, and Franklin
Advisers, Inc. a copy of which is attached as Exhibit A hereto, be and they hereby are approved; and it is further

	RESOLVED, that the operation of the Fund in a manager of managers structure whereby, among other things, the shareholders of the Fund would not be called upon to vote to approve investment subadvisory agreements, or amendments thereto, involving the provision of investment management services to the Fund by subadvisers, as may be described from time to time in an exemption application, and any amendments thereto, filed on behalf of one or more Franklin Templeton funds with the U.S. Securities and Exchange Commission be, and it hereby is, approved.

	This consent shall be filed with the records of the meetings of the shareholders of the Fund and shall for all purposes be treated as actions taken at the meetings.


							FRANKLIN RESOURCES, INC.

By:/s/Lori Weber	______
								Lori Weber
Assistant Secretary